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                                                                    EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]


September 5, 1999


                                ROBERT L. JONES
                                650 843-5034
                                jones@cooley.com
COR Therapeutics, Inc.
256 East Grand Avenue
South San Francisco, CA 94080

Ladies and Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by COR Therapeutics, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering an underwritten public offering of up to 2,875,000 shares of the Company's Common Stock (including 375,000 shares of the Company's Common Stock for which the underwriters have been granted an over-allotment option) (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, and related Prospectus, the Company's Restated Certificate of Incorporation, as amended and Restated Bylaws, and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


COOLEY GODWARD LLP

By: /s/ ROBERT L. JONES
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